Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 22, 2005 (March 8, 2005 as to the effects of the restatement discussed in Note 2 and April 1, 2005 as to Note 17), which report includes an explanatory paragraph regarding a restatement of the 2004 and 2003 balance sheets, relating to the financial statements of FreightCar America, Inc., appearing in the Registration Statement on Form S-1 (File No. 333-123384), as amended, which is incorporated by reference in this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

April 5, 2005